AFC Announces Financial Results for the Second Quarter 2026
Second quarter 2026 GAAP net investment income (“NII”) of $3.5 million, or $0.15 per weighted average share
WEST PALM BEACH, FL, August 13, 2026 – Advanced Flower Capital Inc. (Nasdaq: AFCG) (“AFC,” or the “Company”) today announced its financial results for the second quarter ended June 30, 2026.
Second Quarter 2026 Highlights
•Total investment income of $8.7 million and GAAP NII of $3.5 million, or $0.15 per weighted average share
•Net asset value (“NAV”) per share of $8.25 as of June 30, 2026, compared with $7.90 as of March 31, 2026
•GAAP net increase in net assets resulting from operations of $5.4 million, or $0.23 per weighted average share
•Gross and net investment fundings of $17.2 million and $8.0 million, respectively
•Investment portfolio of $289.8 million at fair value across 17 portfolio companies, compared with $279.2 million as of March 31, 2026
•Weighted average yield on income producing debt investments of 13.2% as of June 30, 2026
•Debt-to-equity of 1.10x and net debt-to-equity of 0.53x; total available liquidity of over $70 million
•Repurchased 839,406 shares at a weighted average price of $3.29, generating $0.17 per share of NAV accretion in connection with our recently adopted Share Repurchase Program (as defined below)
“AFC generated net investment income of $0.15 per weighted average share in the second quarter. NAV per share increased to $8.25, including $0.17 of accretion from repurchasing shares at a substantial discount to NAV. We remained selective in the attractive lower middle-market and will continue to prioritize credit quality and risk-adjusted returns,” said Dan Neville, Chief Executive Officer.
Common Stock Distribution
On July 15, 2026, the Company paid a regular cash distribution of $0.05 per common share for the second quarter of 2026 to shareholders of record as of June 30, 2026.
Share Repurchase Program
On May 4, 2026, the Company’s Board of Directors (the “Board”) authorized a program for the purpose of repurchasing up to $5.0 million of the Company's common stock (the “Repurchase Program”). Under the Repurchase Program, the Company may, but is not obligated to, repurchase its outstanding common stock in the open market from time to time, subject to certain limitations and applicable law. Unless amended or extended by the Company's Board, the Company expects the Repurchase Program to be in place until the earlier of such time that $5.0 million of the Company's outstanding shares of common stock have been repurchased, or May 4, 2027.
During the quarter, AFC repurchased and extinguished 839,406 shares at a weighted average price of $3.29, or approximately $2.8 million in the aggregate, generating $0.17 per share of NAV accretion.

Operating Results

	As of
(in millions, except per share data and ratios)	June 30, 2026		March 31, 2026

Investment portfolio, at fair value	$289.8		$279.2
Total assets	$399.7		$394.9
Total debt outstanding	$207.0		$203.0
Net assets	$187.3		$185.8
Net asset value per share	$8.25		$7.90
Debt-to-equity	1.10	x	1.09 x
Net debt-to-equity	0.53	x	0.48 x

	Three months ended
(in millions, except share and per share data)	June 30, 2026	March 31, 2026

Total investment income	$8.7	$9.8
Total operating expenses and income tax expense(1)	$5.2	$5.0
Net investment income after taxes	$3.5	$4.8
Net unrealized gain on investments, net of taxes	$1.9	$6.6
Net increase in net assets resulting from operations	$5.4	$11.4
Net investment income per share	$0.15	$0.21
Net unrealized appreciation per share	$0.08	$0.28
Net increase in net assets per share	$0.23	$0.49
Weighted average shares outstanding	23,198,863	23,528,844
Distributions declared per share	$0.05	$0.05
(1) Total operating expenses and income tax expense is presented net of the management fee rebate of $176,420 and $233,988 for the three months ended June 30, 2026 and March 31, 2026, respectively.
Amounts may not sum due to rounding.
Portfolio and Investment Activity
As of June 30, 2026, AFC’s investment portfolio had a fair value of $289.8 million across 17 portfolio companies in 4 industries, compared with $279.2 million across 15 portfolio companies as of March 31, 2026. Senior secured first lien debt investments represented 100% of the portfolio at fair value.
During the second quarter, AFC funded $17.2 million, including $5.1 million to two new portfolio companies and $12.1 million to two existing portfolio companies. Net fundings were $8.0 million after $9.2 million of repayments, amortization, and sale proceeds.
Liquidity and Capital Resources
As of June 30, 2026, AFC had $207.0 million of debt outstanding, including $110.0 million under its secured revolving credit facility, $20.0 million under its unsecured revolving credit facility with an affiliate, and $77.0 million of senior unsecured notes. The weighted average interest rate on debt outstanding was 6.3% for the quarter.
Debt-to-equity was 1.10x as of June 30, 2026, compared with 1.09x as of March 31, 2026. Net debt-to-equity was 0.53x, compared with 0.48x. Asset coverage was 190%, compared with 191%.

Additional Information
AFC issued a presentation of its second quarter 2026 results, titled “Second Quarter 2026 Earnings Presentation,” which can be viewed on the Investor Relations section of AFC’s website found here AFC -- Investor Relations. The Company also filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, with the Securities and Exchange Commission (the “SEC”) on August 13, 2026.
AFC routinely posts important information for investors on its website here. The Company intends to use this webpage as a means of disclosing material information, for complying with our disclosure obligations under Regulation FD and to post and update investor presentations and similar materials on a regular basis. AFC encourages investors, analysts, the media and others interested in AFC to monitor the Investor Relations section of its website, in addition to following its press releases, SEC filings, public conference calls, presentations, webcasts and other information posted from time to time on the website. To sign-up for email-notifications, please visit the “Email Alerts” section of the website under the “IR Resources” section.
Conference Call & Discussion of Financial Results
AFC will host a conference call at 10:00 a.m. (Eastern Time) on Thursday, August 13, 2026, to discuss its quarterly financial results. All interested parties are welcome to participate. The call will be available through a live audio webcast at the Investor Relations section of AFC’s website found here AFC -- Investor Relations. To participate via telephone, please register in advance at this link. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call. The complete webcast will be archived for 90 days on the Investor Relations section of AFC’s website.
AFC distributes its earnings releases via its website and email lists. Those interested in receiving firm updates by email can sign up for them here.
About AFC
AFC (Nasdaq: AFCG) is a publicly traded business development company that provides flexible credit solutions to lower middle-market companies. The company primarily originates, structures, invests and manages direct senior debt investments, targeting companies generating annual EBITDA of $5 to $50 million. The company seeks to maximize risk-adjusted returns for its stockholders with an opportunistic approach across all industries. AFC is headquartered in West Palm Beach, Florida. For additional information regarding the company, please visit www.afcbdc.com.

ADVANCED FLOWER CAPITAL INC.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(unaudited)

	As of
	June 30, 2026	March 31, 2026
Assets
Non-controlled, non-affiliated investments at fair value (cost of $354,320,536 and $345,918,978, respectively)	$289,763,599	$279,237,624
Cash and cash equivalents	106,508,623	112,730,935
Interest receivable	1,717,513	1,290,660
Prepaid expenses and other assets	1,728,446	1,617,704
Total assets	$399,718,181	$394,876,923

Liabilities
Accrued interest	$975,398	$2,065,620
Distribution payable	1,134,883	1,176,442
Management fee payable	902,372	739,247
Income based incentive fee payable	738,455	1,023,725
Accrued direct administrative expenses	995,450	717,039
Director fees payable	63,750	63,750
Accounts payable and other liabilities	1,036,803	823,992
Amounts payable for common stock repurchased	26,234	—
Senior notes payable, net	76,575,336	76,448,216
Line of credit payable	110,000,000	106,000,000
Line of credit payable to affiliate	20,000,000	20,000,000
Total liabilities	212,448,681	209,058,031
Commitments and contingencies (Note 8)
Net assets
Common stock, par value $0.01 per share, 50,000,000 shares authorized; 22,689,438 and 23,528,844 shares issued and outstanding at June 30, 2026 and March 31, 2026, respectively	226,894	235,288
Additional paid-in capital	255,928,446	258,694,609
Distributable (loss) earnings	(68,885,840)	(73,111,005)
Total net assets	187,269,500	185,818,892

Total liabilities and net assets	$399,718,181	$394,876,923

Net asset value per share	$8.25	$7.90

ADVANCED FLOWER CAPITAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended June 30, 2026	Three months ended March 31, 2026
Investment income:
From non-controlled/non-affiliated investments:
Interest income	$7,908,745	$7,670,790
Payment-in-kind interest income	783,060	332,640
Other income	—	1,809,788
Total investment income	8,691,805	9,813,218
Expenses:
Interest expense	1,921,879	1,726,540
Management fee	1,078,792	973,235
Incentive fee on net investment income	738,455	1,023,725
General and administrative expenses	1,017,310	860,496
Director fees	63,750	63,800
Professional fees	356,055	463,911
Total expenses	5,176,241	5,111,707
Management fee rebate	(176,420)	(233,988)
Net expenses	4,999,821	4,877,719
Net investment income before taxes	3,691,984	4,935,499
Income tax expense	210,696	109,368
Net investment income	3,481,288	4,826,131
Net change in unrealized appreciation on investments	2,124,417	7,118,443
Provision for taxes on unrealized appreciation on investments	(245,657)	(517,227)
Net unrealized gain on investments, net of taxes	1,878,760	6,601,216
Net increase in net assets resulting from operations	$5,360,048	$11,427,347

Per share data:
Basic and diluted net investment income per share	$0.15	$0.21
Basic and diluted net increase in net assets resulting from operations per share	$0.23	$0.49
Basic and diluted weighted average shares of common stock outstanding	23,198,863	23,528,844

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views and projections with respect to, among other things, future events and financial performance. Words such as “believes,” “expects,” “will,” “intends,” “plans,” “guidance,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements, including statements about our future growth and strategies for such growth, are subject to the inherent uncertainties in predicting future results and conditions and are not guarantees of future performance, conditions or results. Certain factors, including our ability to maintain our status as a BDC; our ability to maintain our status under Subchapter M of the Internal Revenue Code of 1986, as amended, as a regulated investment company (“RIC”) and our qualification for tax treatment as a RIC; the ability of our adviser to locate suitable loan opportunities for us, monitor and actively manage our loan portfolio and implement our investment strategy; actual and potential conflicts of interest with our adviser and its affiliates; our being subject to regulations and SEC oversight as a BDC, including limits on affiliated transactions, co-investments, asset diversification requirements, and limits on issuance of debt; changes in interest rates and impacts of such changes on our results of operations, cash flows and the market value of our loans; and other factors could cause actual results and performance to differ materially from those projected in these forward-looking statements. More information on these risks and other potential factors that could affect our business and financial results is included in AFC’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of AFC’s most recently filed periodic reports on Form 10-K, Form 10-Q and subsequent filings. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect AFC. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Investor Relations Contact
Robyn Tannenbaum
561-510-2293
ir@afcbdc.com
Media Contact
Doug Allen
Dukas Linden Public Relations
646-722-6530
TCG@DLPR.com